CONNECTONE BANCORP, INC. COMPLETES MERGER
WITH GREATER HUDSON BANK

Englewood Cliffs, N.J., January 2, 2019 – ConnectOne Bancorp, Inc. (Nasdaq: CNOB) (the “Company” or “ConnectOne”), parent company of ConnectOne Bank (the “Bank”), today reported the completion of its previously announced merger with Greater Hudson Bank (OTCQX: GHDS) (“Greater Hudson”).

“Our acquisition of the commercially-focused Greater Hudson Bank is both a financially attractive transaction and a compelling expansion opportunity in a complimentary market. It allows us to better serve the Hudson Valley region by adding experienced bankers to our team and by offering a product set that rivals the largest institutions, while continuing to deliver the level of client service synonymous with our commitment to be “a better place to be,” commented Frank Sorrentino, ConnectOne’s Chairman and Chief Executive Officer. “This transaction enhances our desirable franchise, reflects our disciplined approach to growth, and improves our financial profile in several key areas including core deposit funding, loan diversification, and net interest margin.

In accordance with the terms of the merger agreement, Greater Hudson Bank merged with and into ConnectOne Bank, effective January 2, 2019, and each outstanding share of Greater Hudson Bank common stock was exchanged for 0.245 shares of ConnectOne common stock.

After the closing, ConnectOne’s Board of Directors expanded, as agreed to in the merger agreement, to 13 members to include former Greater Hudson director Daniel Rifkin. Mr. Rifkin holds a strong accounting background, with over 20 years of experience, and currently serves as Senior Partner at Rifkin & Company, LLP.

Piper Jaffray & Co. served as financial advisor to ConnectOne and Windels Marx Lane & Mittendorf, LLP served as its legal counsel. Keefe, Bruyette & Woods, Inc., a Stifel Company, served as financial advisor to Greater Hudson and Hogan Lovells US LLP served as its legal counsel.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for the Bank. The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and through its 28 other banking offices.

For more information visit https://www.ConnectOneBank.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Investor Contact:

William S. Burns
Executive VP & CFO
201.816.4474; bburns@cnob.com

Media Contact:

Thomas Walter, MWWPR
202.600.4532; twalter@mww.com